Filed Pursuant to Rule 433

Registration No. 333-286383

Free Writing Prospectus dated September 8, 2025

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2025 Series H 6.250% Junior Subordinated Debentures due 2085 (the “Junior Subordinated Debentures”)

Format:	SEC Registered

Size:	$600,000,000

Maturity Date:	October 1, 2085

Coupon:	6.250%

Interest Payment Dates:	January 1, April 1, July 1, and October 1 commencing on January 1, 2026

Interest Deferral:	Up to 40 consecutive quarters; deferred interest will accrue and compound quarterly at an annual rate of 6.250%, as permitted by law

Price to Public:	$25.00

Price to Underwriters:	An underwriting discount of $0.7875 per Junior Subordinated Debenture sold in this offering will be deducted from the proceeds paid to DTE Energy Company by the underwriters. However, the discount will be $0.25 per Junior Subordinated Debenture for sales to institutions.

Par Call:	At any time, in whole or from time to time in part, on or after October 1, 2030, at 100% plus accrued and unpaid interest to but excluding the redemption date

Tax Event Call:	At any time prior to October 1, 2030, in whole but not in part, at 100% plus accrued and unpaid interest to but excluding the redemption date

Rating Agency Call:	At any time prior to October 1, 2030, in whole but not in part, at 102% plus accrued and unpaid interest to but excluding the redemption date

Trade Date:	September 8, 2025

Settlement Date*:	T+7; September 17, 2025

Expected Listing:	NYSE

CUSIP / ISIN:	233331 792 / US2333317921

Denominations:	$25.00 and integral multiples thereof

Anticipated Ratings**: (Moody’s/S&P/Fitch)	Baa3 (Stable) / BBB- (Stable) / BB+ (Stable)

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Comerica Securities, Inc. Huntington Securities, Inc.

*

The issuer expects that delivery of the Junior Subordinated Debentures will be made to investors on or about the Settlement Date specified above, which will be the seventh business day following the date of this term sheet. Under rules of the Securities and Exchange Commission, trades in the secondary market are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures offered hereby on any date prior to one business day before the Settlement Date will be required, by virtue of the fact that the Junior Subordinated Debentures initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Junior Subordinated Debentures on any date prior to one business day before the Settlement Date should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.